UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material under Rule14a-12

International Growth and Income Fund

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]       No fee required.

[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)        Title of each class of securities to which transaction applies:

(2)        Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)        Proposed maximum aggregate value of transaction:

(5)        Total fee paid:

[ ]        Fee paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)        Amount Previously Paid:

(2)        Form, Schedule or Registration Statement No.:

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(4)        Date Filed:

-ii-

IMPORTANT NOTICE

PROXY MATERIAL FOR

INTERNATIONAL GROWTH AND INCOME FUND

Dear Shareholder:

You recently received a notice relating to the upcoming Special Meeting of Shareholders for International Growth and Income Fund. Due to an error on the part of the fund’s proxy mail vendor, the proposal on the notice you received was listed incorrectly. However, the proposal was accurately described in the fund’s proxy statement and on all other voting platforms, including the fund’s online and telephonic voting platforms.

Please find enclosed a revised notice card, which includes an accurate description of the proposal to be voted on at the fund’s upcoming meeting of shareholders. If you have already voted, you need not vote again. If you have not yet voted (or, if you have, but would like to confirm or change your vote), you may do so by following the instructions and using the unique identifier(s) included in the enclosed notice(s).

Note that all costs associated with this additional mailing will be borne by the fund’s proxy mailing vendor (and not by the fund or its shareholders).

We sincerely regret any inconvenience this error may have caused, and we thank you for your continued support of American Funds.

October 2018